International Game Technology






  Note Agreement


  Dated as of September 1, 1994







  Re:  $100,000,000 7.84%
  Senior Notes
  Due September 1, 2004








Closing Date:  September 30, 1994





Table of Contents

(Not a part of the Agreement)

Section  Heading
Page
  Parties  1
Section 1.
Description of Notes and Commitment.  1
  Section 1.1.
  Description of Notes  1
  Section 1.2.
  Commitment, Closing Date  1
  Section 1.3.
  Several Commitments  2
Section 2.
Prepayment of Notes.  2
  Section 2.1.
  Required Prepayments  2
  Section 2.2.
  Optional Prepayment with Premium  2
  Section 2.3.
  Notice of Optional Prepayments  3
  Section 2.4.
  Application of Prepayments  3
  Section 2.5.
  Direct Payment  3
Section 3.
Representations.  3
  Section 3.1.
  Representations of the Company  3
  Section 3.2.
  Representations of the Purchasers  4
Section 4.
Closing Conditions  4
  Section 4.1.
  Conditions  4
  Section 4.2.
  Waiver of Conditions  5
Section 5.
Company Covenants  5
  Section 5.1.
  Corporate Existence, Etc  5
  Section 5.2.
  Insurance  5
  Section 5.3.
  Taxes, Claims for Labor and Materials, Compliance with
  Laws  5
  Section 5.4.
  Maintenance, Etc  6
  Section 5.5.
  Nature of Business  6
  Section 5.6.
  Consolidated Net Worth  6
  Section 5.7.
  Limitations on  Funded Debt and Priority Debt  6
  Section 5.8.
  Limitation on Liens  7
  Section 5.9.
  Mergers, Etc  9
  Section 5.10.
  Sales of Assets  9
  Section 5.11.
  Guaranties  11
  Section 5.12.
  Repurchase of Notes  11
  Section 5.13.
  Transactions with Affiliates  11
  Section 5.14.
  Termination of Pension Plans  12
  Section 5.15.
  Reports and Rights of Inspection  12
  Section 5.16.
  Restricted Subsidiaries; Designation of Subsidiaries 16
Section 6.
Events of Default and Remedies Therefor  16
  Section 6.1.
  Events of Default  16
  Section 6.2.
  Notice to Holders  18
  Section 6.3.
  Acceleration of Maturities  18
  Section 6.4.
  Rescission of Acceleration  18
Section 7.
Amendments, Waivers and Consents  19
  Section 7.1.
  Consent Required  19
  Section 7.2.
  Solicitation of Holders  19
  Section 7.3.
  Effect of Amendment or Waiver  19
Section 8.
Interpretation of Agreement; Definitions  20
  Section 8.1.
  Definitions  20
  Section 8.2.
  Accounting Principles  27
  Section 8.3.
  Directly or Indirectly  27
Section 9.
Miscellaneous  28
  Section 9.1.
  Registered Notes  28
  Section 9.2.
  Exchange of Notes  28
  Section 9.3.
  Loss, Theft, Etc. of Notes  28
  Section 9.4.
  Expenses, Stamp Tax Indemnity  29
  Section 9.5.
  Powers and Rights Not Waived; Remedies Cumulative  29
  Section 9.6.
  Notices  29
  Section 9.7.
  Successors and Assigns  29
  Section 9.8.
  Survival of Covenants and Representations  30
  Section 9.9.
  Severability  30
  Section 9.10.
  Governing Law  30
  Section 9.11.
  Captions  30
  Signature Page  31

Attachments to Note Agreement:

  Schedule I  _
  Names of Note Purchasers and Amounts of
  Commitments

  Exhibit A  _
  Form of 7.84% Senior Note due
  September 1, 2004

  Exhibit B  _
  Representations and Warranties of the
  Company

  Exhibit C  _
  Description of Closing Opinion of
  Special Counsel for the Purchasers

  Exhibit D  _  Description of Closing Opinion of Special Nevada
                Counsel for the Purchasers

  Exhibit E  _ Description of Closing Opinion of the
  General Counsel of the Company

  Exhibit F  _  Description of Closing Opinion of Special Counsel
  for the Company
  290786
  1401215


International Game Technology
5270 Neil Road
Reno, Nevada  89510

Note Agreement
  Re:  $100,000,000 7.84%
  Senior Notes
  Due September 1, 2004
Dated as of
September 1, 1994

To the Purchasers named on Schedule I to this Agreement
.c4.Parties; The undersigned, International Game Technology, a
Nevada corporation (the "Company"), agrees with the Purchasers named on Schedule I to this Agreement (the "Purchasers") as follows:
     .c1.Section 1.  Description of Notes and Commitment.
     .c2.Section 1.1. Description of Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its 7.84% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.84% per annum, payable quarterly on the first day of each September, December, March and June in each year (commencing
December 1, 1994) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.84% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on September 1, 2004, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement.
The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement.
     .c2.Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite such Purchaser's name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.
     Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor by wire transfer of immediately available funds for the account of the Company to account number
0023275005 at First Interstate Bank, One East First Street, Reno,
Nevada 89501 (ABA #121200019) in the amount of the purchase price at 10:00 a.m. Chicago time, on September 29, 1994 or such later date (not later than November 15, 1994) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing
Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.
     .c2.Section 1.3. Several Commitments. The obligations of the Purchasers shall be several and not joint and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser.
     .c1.Section 2.  Prepayment of Notes.
     .c2.Section 2.1. Required Prepayments. The Company agrees that on September 1 in each year, commencing September 1, 1998 and ending September 1, 2003, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (i) $14,300,000 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on September 1, 2004. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. For purposes of this Section 2.1, any prepayment of less than all of the outstanding Notes pursuant to Section 2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on September 1, 2004, and then to the remaining scheduled principal payments in inverse chronological order.
     In the event of any purchase or other acquisition of less than all of the Notes (other than a prepayment pursuant to Section 2.2), the amount of the payment required at maturity and each prepayment required to be made pursuant to this Section 2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this Section 2.1 on the date of such purchase or other acquisition).
     .c2.Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.1, upon compliance with Section 2.3, the Company shall have the privilege, on any interest payment date, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000 or an integral multiple of $50,000 in excess thereof) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of six business days prior to the date of such prepayment pursuant to this Section 2.2.
     .c2.Section 2.3.  Notice of Optional Prepayments. The
Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than four business days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.
     .c2.Section 2.4. Application of Prepayments. All partial prepayments, whether required or optional, shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.
     .c2.Section 2.5. Direct Payment. Except as otherwise provided in this Section 2.5, both the principal of, interest and premium, if any, on the Notes are payable at the principal office of the Company in Reno, Nevada in coin or currency of the United
States of America which at the time of payment shall be legal tender for the payment of public and private debts.
Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.
     .c1.Section 3.  Representations.
     .c2.Section 3.1.  Representations of the Company.  The
Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.
     .c2.Section 3.2.  Representations of the Purchasers.  Each
Purchaser (i) represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes and (ii) acknowledges that the Notes have not been registered under the Securities Act of 1933, as amended, and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act of 1933, as amended, or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within its control. Such Purchaser further represents that it is acquiring the Notes for its own account and with its general corporate assets and not with the assets of any separate account in which any employee benefit plan has any interest. As used in this Section, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.
     .c1.Section 4.  Closing Conditions.
     .c2.Section 4.1.  Conditions.  The obligation of each
Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:
          (a) Closing Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date,
     (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date and (iii) no Default or Event of Default has occurred and is continuing;
          (b) Legal Opinions. Such Purchaser shall have received from Chapman and Cutler, special counsel for the Purchasers, from Beckley, Singleton, DeLanoy, Jemison &
     List, Chtd., special Nevada counsel for the Purchasers, from Brian McKay, Esq., General Counsel of the Company, and
     O'Melveny & Myers, special counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits C, D, E, and F respectively, hereto,
          (c) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement,
          (d) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.
     .c2.Section 4.2.  Waiver of Conditions.  If on the Closing
Date the Company fails to tender to any Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.
     .c1.Section 5.  Company Covenants.
From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:
     .c2.Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence; provided, however, the Company shall not be required to preserve and keep in full force and effect the corporate existence of any Restricted Subsidiary having no material assets or revenues and which is being liquidated so long as such liquidation is considered by the Company to be in its best interests. The Company will preserve and keep in full force and effect, and will cause each Restricted
Subsidiary to preserve and keep in full force and effect, all licenses and permits necessary to the proper conduct of its business and which failure to preserve and keep in full force and effect could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition
(financial or otherwise) of the Company and its Subsidiaries, taken as a whole. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 5.9 or Section 5.10.
     .c2.Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.
     .c2.Section 5.3. Taxes, Claims for Labor and Materials,
Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary and all trade accounts payable in accordance with usual and customary business terms; provided, however, that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy or account payable if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto in accordance with GAAP. The
Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or would result in any Lien not permitted under Section 5.8.
     .c2.Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained, unless the failure to do so could not reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.
     .c2.Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.
     .c2.Section 5.6. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $350,000,000.
     .c2.Section 5.7.  Limitations on Funded Debt and Priority
Debt.
     (a) The Company will not, and will not permit any Restricted
Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:
          (1) Funded Debt evidenced by the Notes;
          (2) Funded Debt of the Company and its Restricted
          Subsidiaries outstanding as of the date of this Agreement and reflected on Annex B to Exhibit B hereto;
          (3) Additional Funded Debt of the Company and its
          Restricted Subsidiaries, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated
          Funded Debt shall not exceed 55% of Total
          Capitalization; and
          (4) Funded Debt of a Restricted Subsidiary to the
          Company or to a Wholly-owned Restricted Subsidiary.
     (b) The Company will not at any time permit the aggregate principal amount outstanding of Current Debt and Funded Debt of Restricted Subsidiaries (other than Current Debt and Funded Debt of Restricted Subsidiaries to the Company or a Wholly-owned
Restricted Subsidiary) and all Indebtedness of the Company secured by Liens permitted by Section 5.8(k) (collectively, "Priority Debt") to exceed 20% of Consolidated Net Worth.
     (c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Current Debt and Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary. All Current Debt and Funded Debt of
Restricted Subsidiaries to a Wholly-owned Restricted Subsidiary which is outstanding at the time of the creation of a Minority
Interest therein or the incurrence thereby of Current Debt or Funded Debt to any Person other than the Company or a Wholly-owned Restricted Subsidiary shall be deemed to have been created, assumed or incurred immediately after the creation of such Minority Interest or the incurrence of such Current Debt or Funded Debt.
     .c2.Section 5.8. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:
     (a) Liens for property taxes and assessments or governmental charges or levies, provided payment thereof is not at the time required by Section 5.3;
     (b) Liens securing claims or demands of mechanics and materialmen, provided (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary and (ii) the Company or such Restricted Subsidiary shall have set aside on its books, reserves deemed by it to be adequate with respect thereto in accordance with GAAP; (c) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall (i) at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and (ii) have set aside on its books, reserves reasonably deemed by it to be adequate with respect thereto in accordance with GAAP;
     (d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;
     (f) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
     (g) Capitalized Leases permitted by the terms of this Agreement and other leases;
     (h) Liens existing as of the date of this Agreement and reflected on Annex B to Exhibit B hereto;
     (i) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of assets (other than current assets) useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that
(i) the Lien shall attach solely to the assets acquired or purchased, (ii) the Lien shall be created contemporaneously with, or within 90 days after, such acquisition or purchase, (iii) at the time of acquisition of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets whether or not assumed by the Company or a Restricted
Subsidiary shall not exceed an amount equal to the total purchase price of such assets (as determined in good faith by the Board of Directors of the Company), and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in
Section 5.7;
     (j) Liens incurred in connection with Receivables
Securitizations; and
     (k) Liens in addition to those permitted by the foregoing paragraphs (a) through (j) of this Section 5.8 securing other
Indebtedness of the Company or any Restricted Subsidiary, provided that the total amount of Priority Debt shall not, at any time, exceed 20% of Consolidated Net Worth.
     .c2.Section 5.9. Mergers, Etc. The Company will not consolidate with or be a party to a merger with any other corporation or convey, transfer or lease its properties or assets substantially as an entirety unless (i) either (x) in the case of any consolidation or merger, the Company shall be the surviving or continuing corporation, or (y) the surviving or continuing corporation, if not the Company, or the transferee of the property or assets of the Company substantially as an entirety shall (A) be a corporation incorporated and existing under the laws of any State of the United States of America or any Province of Canada, (B) expressly assume, by written agreement delivered to each Holder and satisfactory in form and substance to the Holders of a majority in principal amount of the Notes, all of the obligations of the Company under this Agreement and the Notes, and (C) furnish to the Holders an opinion of counsel reasonably satisfactory to such Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered by the surviving corporation and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iii) after giving effect to such consolidation or merger the surviving or continuing corporation or transferee would be permitted to incur at least $1.00 of additional Funded
Debt under the provisions of Section 5.7(a)(3).
     .c2.Section 5.10. Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Disposition involving any substantial part of the assets of the Company and its Restricted Subsidiaries, except that any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Restricted Subsidiary which has no Minority Interests. As used in this Section 5.10:
     (a) "Asset Disposition" shall mean and include (i) a sale, lease or other disposition of assets (other than in the ordinary course of business) by the Company or any Restricted Subsidiary,
(ii) the issuance or sale by any Restricted Subsidiary of any shares of stock of any class (including as "stock" for the purpose of this Section 5.10, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted
Subsidiary to any Person other than the Company or a Restricted
Subsidiary which has no Minority Interests (except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and its Restricted Subsidiaries whereby the Company and its Restricted Subsidiaries maintain their same proportionate interest in such Restricted Subsidiary), and (iii) the sale, transfer or other disposition by the Company of any shares of stock of any Restricted Subsidiary (except to qualify directors) and the sale, transfer or other disposition (except to the Company or a Restricted Subsidiary which has no Minority
Interests) by any Restricted Subsidiary of any shares of stock of any other Restricted Subsidiary; provided, however, that an "Asset Disposition" shall not mean or include (x) any Receivables
Securitization or (y) any arrangement whereby the Company or any Restricted Subsidiary sells or transfers any property owned by the Company or any Restricted Subsidiary to any Person and thereupon the Company or any Restricted Subsidiary leases, as lessee, the same property, in each such case, within 90 days following the acquisition or construction of such property.
     (b) An Asset Disposition shall be deemed to involve a "substantial part" of the assets of the Company and its Restricted Subsidiaries if the book value of the assets subject to such Asset Disposition, when added to the book value of all other assets subject to other Asset Dispositions during the same fiscal year exceeds 15% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year; provided, however, that (i) in any computation of "substantial part", the proceeds from any Asset Disposition that are applied within 180 days after the date of such Asset Disposition to either (x) the voluntary prepayment of the Notes, other Current Debt or Funded
Debt of the Company ranking prior to or on a parity with the Notes and Current Debt or Funded Debt of Restricted Subsidiaries, on a pro rata basis, or (y) the purchase of assets (other than current assets) for use in the business of the Company or any Restricted Subsidiary shall, in each such case, constitute a dollar for dollar reduction in the book value of the assets subject to such Asset Disposition and (ii) the book value of assets subject to an Asset Disposition by a Restricted Subsidiary
(the "Transferor Restricted Subsidiary") to another Restricted
Subsidiary (the "Transferee Restricted Subsidiary") shall be an amount equal to the product obtained by multiplying (x) the remainder (not less than zero) of (1) the Percentage Minority
Interest in the Transferee Restricted Subsidiary immediately after such sale or lease less (2) the Percentage Minority
Interest in the Transferor Restricted Subsidiary immediately prior to such sale or lease by (y) the value on the books of the Transferor Restricted Subsidiary of the assets subject to such Asset Disposition immediately prior thereto. Any prepayment of the Notes, other Current Debt or Funded Debt of the Company ranking prior to or on a parity with the Notes and Current Debt or Funded Debt of Restricted Subsidiaries pursuant to this paragraph (b) shall be made as follows:
     (1) First, the Company shall make an offer in writing to all Holders to prepay the Notes, without premium, in an aggregate principal amount equal to the Allocable Share and the Holders shall have the option, severally, to accept such offer to prepay in the following manner:
          (A) Within a period of 30 days after such notice, each Holder may mail to the Company a reply setting forth the maximum principal amount of such prepayment which such Holder desires to accept;
          (B) In the event that the aggregate of the amounts so specified by the Holders as shall reply is equal to or less than the Allocable Share, the Company will prepay the Notes of the Holders in the respective amounts so specified; and
          (C) In the event that the aggregate of the amounts so specified by such Holders as shall reply exceeds the Allocable Share, the Company will allocate such prepayment in proportion to the then outstanding respective principal amounts of the Notes held by such Holders, except that there shall not be allocated to any Holder a prepayment in excess of that specified in its reply, and any balance of the Allocable Share remaining after any allocation shall be allocated in the same manner among such Holders to which less than the amount specified in their replies have been allocated, and so on until the Allocable Share shall have been allocated; and
     (2) Second, the Company shall apply any balance remaining after the prepayment of the Notes pursuant to clause (1) above to the payment of, in its sole discretion, any part of the following: the Notes, other Current Debt or Funded Debt of the Company ranking prior to or on a parity with the Notes and Current Debt or Funded Debt of Restricted
     Subsidiaries. Any prepayment of the Notes pursuant to this clause (2) shall be made in accordance with Section 2.2.
     .c2.Section 5.11. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties which are limited in amount to a stated maximum dollar exposure.
     .c2.Section 5.12. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate (or upon the agreement of Company, any Subsidiary or any Affiliate to purchase or otherwise acquire any Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 6.3, Section 6.4 and Section 7.1.
     .c2.Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except (i)(A) in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business, (B) any payment or advance of compensation or benefits to any Affiliate in his or her capacity as an employee, officer or director of the Company or any Restricted Subsidiary or (C) any repurchase by the Company or any Restricted Subsidiary of its capital stock held by any Affiliate and (ii) upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate; provided, however, any loan by the Company or any Restricted Subsidiary to an Affiliate in accordance with and pursuant to the terms of any of the Company's or such Restricted Subsidiary's employee stock incentive plans shall be exempt from the requirements of clause (ii) above.
     .c2.Section 5.14. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section
4068 of ERISA. .c2.Section 5.15. Reports and Rights of
Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this
Section 5.15 and concurred in by the independent public accountants referred to in Section 5.15(b) hereof), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):
     (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:
     (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,
     (2) consolidated statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and
     (3) consolidated statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;
     (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:
     (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and
     (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;
     (c) Audit Reports. Promptly upon receipt thereof, one copy of each special audit made by independent accountants of the books of the Company or any Restricted Subsidiary (i) in connection with a change in the auditors of the Company or such Restricted Subsidiary, (ii) at the request of any regulatory body, state, Federal or local, or (iii) pursuant to the requirements of any law, governmental rule or regulation, pertaining to any business engaged in by the Company or such Restricted Subsidiary;
     (d) SEC Reports. Promptly upon their becoming available but in no event later than 15 days after being filed with any securities exchange or the Securities Exchange Commission, one copy of each regular or periodic report, registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
     (e) Other Reports. Promptly upon their becoming available,
(i) one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and (ii) copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries, which proceedings if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;
     (f) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt
"prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Restricted
Subsidiary with respect to any post-retirement welfare liability;
or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;
     (g) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.14 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;
     (h) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and
     (i) Requested Information. With reasonable promptness, such other data and information as such Institutional Holder may reasonably request. Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.
     Each Holder by acceptance of a Note agrees that with respect to any data and information obtained by such Holder pursuant to this Section 5.15 which has not theretofore otherwise been disclosed in such a manner as to render such data and information no longer confidential, such Holder will use its reasonable efforts (consistent with its established procedures) to maintain
(and cause persons referred to in (i) below to maintain) the confidential nature of the data and information therein contained; provided, however, that anything herein contained to the contrary notwithstanding, such Holder may, to the extent necessary, disclose or disseminate such data and information to:
(i) such Holder's employees, agents, attorneys, and accountants who would ordinarily have access to such data and information in the normal course of the performance of their duties; (ii) such third parties as such Holder may, in its discretion, deem necessary or desirable in connection with or in response to (x) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation, regulatory authority request or request, or (y) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served (A) by or under authority of any court, tribunal, arbitration board of any governmental or industry agency, commission, authority, board or similar entity or (B) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity; provided that if any Holder deems it necessary or desirable to disclose any confidential information or data pursuant to this clause (ii), such Holder will use its reasonable efforts to provide the Company with prompt written notice of such determination so that the Company may seek a protective order or other appropriate remedy; (iii) any prospective purchaser, securities broker or dealer or investment banker in connection with the resale or proposed resale by such Holder of any portion of the Notes; provided that such Person or Persons agrees prior to its receipt of such information to maintain the confidentiality of such information in accordance with the provisions of this paragraph; (iv) any Person holding your debt Securities; provided that such Person or Persons agrees prior to its receipt of such information to maintain the confidentiality of such information in accordance with the provisions of this paragraph; (v) the National
Association of Insurance Commissioners; and (vi) any entity whose business or regular practice it is to rate or classify your debt or equity Securities or to report to the public concerning the industry of which you are a part; provided further, that you shall not be liable to the Company or any other Person for damages for any failure by you, despite your reasonable efforts to do so, to comply with the provisions of this paragraph. On request by the Company in connection with the delivery to any Holder (other than a Purchaser) of information required to be delivered to such Holder under this Section 5.15 or requested by such Holder, such Holder will acknowledge in writing the provisions of this paragraph; provided, however, no such Holder shall be required to acknowledge the provisions of this paragraph more than once.
     .c2.'Section 5.16. Restricted Subsidiaries; Designation of
Subsidiaries'.
     (a) The Board of Directors of the Company may at any time and from time to time, upon not less than 15 days' prior written notice given to each Holder, designate a Restricted Subsidiary as an Unrestricted Subsidiary, provided that (i) such Restricted
Subsidiary has not previously been designated an Unrestricted
Subsidiary pursuant to this Section 5.16(a) and (ii) at the time of such designation and after giving effect thereto (x) no Default or Event of Default shall have occurred and be continuing and (y) the Company could incur $1.00 of additional Funded Debt under the provisions of Section 5.7(a)(3).
     (b) The Board of Directors of the Company may at any time and from time to time, upon not less than 15 days' prior written notice given to each Holder, designate an Unrestricted Subsidiary as a Restricted Subsidiary, provided that (i) such Unrestricted
Subsidiary has not previously been designated a Restricted
Subsidiary pursuant to this Section 5.16(b) and (ii) at the time of such designation and after giving effect thereto (x) no Default or Event of Default shall have occurred and be continuing and (y) the Company could incur $1.00 of additional Funded Debt under the provisions of Section 5.7(a)(3).
     (c) (i) For purposes of this Agreement, all Investments of the Company and its Restricted Subsidiaries in a Restricted
Subsidiary which is being designated an Unrestricted Subsidiary shall be deemed to be a Restricted Investment immediately after such designation.
     (ii) Any notice of designation pursuant to this Section 5.16 shall be accompanied by a certificate signed by a senior financial officer of the Company demonstrating by calculations in reasonable detail that the provisions of this Section 5.16 have been complied with in connection with such designation and setting forth the name of each other Subsidiary (if any) which has or will become an Unrestricted Subsidiary or a Restricted
Subsidiary, as the case may be, as a result of any such designation.
     .c1.Section 6.  Events of Default and Remedies Therefore.
     .c2.Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:
     (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five business days; or
     (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or
     (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or
     (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt of the Company or any Restricted
Subsidiary in an aggregate principal amount in excess of $20,000,000 may be issued and such default or event has resulted in the acceleration of the maturity of Funded Debt or Current
Debt of the Company or any Restricted Subsidiary in an aggregate principal amount in excess of $20,000,000 outstanding thereunder; or
     (e) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through
Section 5.10; or
     (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains actual knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or
     (g) Any representation or warranty made by the Company herein, or made by the Company in any statement made by the Company or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or
     (h) Final judgment or judgments for the payment of money aggregating in excess of $10,000,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or
     (i) A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or
     (j) The Company or any Restricted Subsidiary is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted
Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or
     (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.
     .c2.Section 6.2.  Notice to Holders.  When any Event of
Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default under any indenture, agreement or other instrument under which any Funded
Debt or Current Debt of the Company in an aggregate principal amount in excess of $1,000,000 may be issued, the Company agrees to give notice within three business days of such event to all Holders.
     .c2.Section 6.3.  Acceleration of Maturities.  When any
Event of Default described in paragraph (a), (b) or (c) of
Section 6.1 has happened and is continuing, any Holder may, and when any Event of Default described in paragraphs (d) through
(h), inclusive, of said Section 6.1 has happened and is continuing, any Holder or Holders holding 33% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (i), (j) or (k) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders, the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.
     .c2.Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding
Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs
(a) through (h), inclusive, of Section 6.1, the Holders holding
68% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:
     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;
     (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement
(except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and
     (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.
     .c1.Section 7.  Amendments, Waivers and Consents.
     .c2.Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived
(either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least
51% in aggregate principal amount of outstanding Notes; provided, however, that without the written consent of all of the Holders, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this Section 7 or
Section 6.
     .c2.Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Such information shall be considered subject to the confidentiality provisions of Section 5.15. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders.
     .c2.Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived in such amendment or waiver or impair any right consequent thereon.
     .c1.Section 8.  Interpretation of Agreement; Definitions'.
     .c2.Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:
     "Affiliate" shall mean any Person (other than a Restricted
Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds
5% or more of any class of the Voting Stock of the Company or
(iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, a director, officer or employee of such Person, including the Company, shall not be deemed to control such Person solely by reason of such status.
     "Agreement" shall mean this Note Agreement.
     "Allocable Share" shall be an amount equal to the product obtained by multiplying (i) the amount of the proceeds from Asset
Dispositions which the Company is to apply to prepay Current Debt or Funded Debt in accordance with clause (i)(x) of the proviso to
Section 5.10(b) by (ii) a fraction, the numerator of which is the then outstanding aggregate principal amount of the Notes and the denominator of which is then outstanding aggregate principal amount of (x) the Notes, (y) all Current Debt or Funded Debt of the Company ranking prior to or on a parity with the Notes and
(z) all Current Debt or Funded Debt of Restricted Subsidiaries.
     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.
     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized
Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.
     "Code" shall mean the Internal Revenue Code of 1986, as amended.
     "Company" shall mean International Game Technology, a Nevada corporation, and any Person who succeeds to all, or substantially all, of the assets and business of International Game Technology.

     "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.
     "Consolidated Net Worth" shall mean as of the date of any determination thereof (i) the amount of the stockholders' equity of the Company and its Restricted Subsidiaries determined in accordance with GAAP less (ii) the amount by which the total amount of Restricted Investments exceeds 10% of such stockholders' equity.
     "Consolidated Total Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) determined on a consolidated basis in accordance with GAAP.
     "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.
     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.
     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.
     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
     "Event of Default" shall have the meaning set forth in
Section 6.1.
     "Funded Debt" of any Person shall mean, without duplication,
(i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Indebtedness specified in clauses (i) and (ii) above of others.
     "GAAP" shall mean generally accepted accounting principles at the time in the United States.
     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
     "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.
     "Indebtedness" of any Person shall mean and include, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all
(i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
(iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals, (v) recourse obligations of such Person relating to each Receivables Securitization (vi) Guaranties of obligations of others of the character referred to in this definition.
     "Institutional Holder" shall mean any Holder which is a Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.
     "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.
     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
     "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of
(i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. For purposes of any determination of the Make-Whole
Amount:
          "Reinvestment Rate" shall mean 0.5%, plus the arithmetic mean of the quarter-annual equivalent of the yields published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, the quarter-annual equivalent of the yields for the published maturity next longer than the Weighted Average Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes.
          "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of
     (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of Section 2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in
     (i).
     "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.
     "Multiemployer Plan" shall have the same meaning as in ERISA.
     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     "Percentage Minority Interest" in a Restricted Subsidiary at any date shall mean the percentage equivalent of the amount obtained by dividing the value of Minority Interests in such Restricted Subsidiary as at such date by the consolidated net worth (determined in accordance with GAAP) of such Restricted Subsidiary as at such date.
     "Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
     "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.
     "Priority Debt" shall have the meaning set forth in Section
5.7(b).
     "Purchasers" shall have the meaning set forth in Section
1.1.
     "Receivables Securitization" shall mean any transaction pursuant to which the Company sells or transfers notes receivable or accounts receivable to any Person, without recourse, provided that (i) the purpose of such sale or transfer shall be to directly or indirectly permit the securitization of such accounts receivable; (ii) such accounts receivable are sold or transferred at fair market value; and (iii) no purchaser of such accounts receivable shall have a Lien on any non-purchased accounts receivable or other assets of the Company.
     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
     "Reportable Event" shall have the same meaning as in ERISA. "Restricted Investments" shall mean all Investments, other than:
     (a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;
     (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.;
     (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United
States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in three years or less from the date of acquisition thereof;
     (d) Investments in certificates of deposit or bankers acceptances maturing within one year from the date of issuance thereof, issued by (i) First Interstate Bank, Bank of America National Trust and Savings Association or (ii) any other commercial bank whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.;
     (e) Investments in tax-exempt municipal bonds maturing in three years or less from the date of acquisition thereof and which at the time of acquisition are accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.;
     (f) Investments in money market instrument programs which are classified as a current asset in accordance with GAAP;
     (g) Investments (i) in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, and (ii) required by the governmental body, agency or other authority regulating the gaming system giving rise to the jackpot liability, in each such case, in amounts which the Company or any Restricted Subsidiary deems necessary to fund jackpot liabilities;
     (h) Investments in assets (other than current assets) for use by the Company or any Restricted Subsidiary in the ordinary course of business;
     (i) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;
     (j) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;
     (k) Investments in repurchase agreements having terms of less than 180 days which are backed by Investments described in clause (c) above and are issued by a bank or trust company whose long-term certificates of deposit are, at the time of acquisition of such Investments by the Company or a Restricted Subsidiary, accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.;
     (l) Investments in preferred stock the issuer of which has a long-term debt rating of "A" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc. or, if such issuer's long-term debt is not rated by Standard & Poor's Corporation and Moody's Investors Service, Inc., such preferred stock shall have one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.; provided, however, that at the time of acquisition of any Investment permitted by this paragraph (l) and after giving effect thereto, the aggregate amount of such Investments in securities of any one corporation shall not exceed $3,500,000; and
     (m) other Investments existing as of the date of this Agreement and reflected on Annex B to Exhibit C hereto.
     In valuing any Investments for purposes of this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.
     For purposes of this Agreement, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.
     "Restricted Subsidiary" shall mean any Subsidiary (i) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company and
(ii) which is either (A) identified in Section 1 of Annex A to Exhibit C hereto or (B) hereafter designated as a Restricted Subsidiary in accordance with the provisions of Section 5.16.
     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.
     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.
     "Total Capitalization" shall mean as of the date of any determination thereof the sum of Consolidated Funded Debt and Consolidated Net Worth.
     "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.
     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.
     .c2.Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
     .c2.Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
     .c1.Section 9. Miscellaneous.
     .c2.Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.
     At any time and from time to time any Holder which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.
     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.
     .c2.Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section
9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.
     .c2.Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and if such owner is a Purchaser or has a net worth or admitted assets in excess of $50,000,000, no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.
     .c2.Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will, except as provided in Section 9.2, pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person (other than Persons retained by any Holder) in connection with the transactions contemplated by this Agreement.
     .c2.'Section 9.5. Powers and Rights Not Waived; Remedies Cumulative'. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.
     .c2.Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing beneath its signature at the foot of this Agreement or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this Section 9.6, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in accordance with this Section 9.6 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.
     .c2.Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and its successor and assigns, including each successive Holder.
     .c2.Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.
     .c2.Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.
     .c2.Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Nevada law.
     .c2.Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.
     .c4.Signature Page;
                              International Game  Technology




                              By /s/ G. Thomas Baker
                              Its Executive Vice President-Finance,
                              Chief Financial Officer and Treasurer


International Game Technology
5270 Neil Road
Reno, Nevada 89502
Attention: Chief Financial Officer
Telefacsimile: (702) 688-0777
Confirmation: (702) 688-0100

Accepted as of September 1, 1994:
                              Connecticut General Life Insurance Company
                              By CIGNA Investments, Inc.


                              By /s/ James R. Kuzemchak
                                   Its Managing Director

 Connecticut General Life Insurance Company
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Department S-307 Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds.

FED ABA #021000021 Chase
NYC/CTR/BNF=CIGNA Private Placements/AC=9009001802
 OBI=International Game Technology, [PPN Number], 7.84% Senior Notes due September 1, 2004, the amount of interest and/or principal, the amount of any prepayment, the payable date, the originator's contact name and telephone number together with a notice of each payment to:

Chase Manhattan Bank, N.A.
Private Placement Servicing
P. O. Box 1508, Bowling Green Station
New York, New York 10081
Attention: CIGNA Private Placements
Telecopy Number: (212) 552-3107/1005 Notices
All notices and communications, except notice with respect to payment, and written confirmation of each such payment, to be addressed:

CIG & Co.
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Division S-307
Notices with respect to payment, and written confirmation of each such payment, to be addressed:

CIG & Co.
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Securities Processing, S-206

CIG & Co.
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Division, S-307
In the event that notices/communications are sent by courier (e.g., Federal Express) or Express Mail rather than U.S. Postal Service, the address should be changed to: 900 Cottage Grove Road, Bloomfield, Connecticut 06002.
Name of Nominee in which Notes are to be issued: CIG & Co. Taxpayer I.D. Number for CIG & Co.: 13-3574027

Accepted as of September 1, 1994:
                         Life Insurance Company of North America
                              By CIGNA Investments, Inc.


                         By /s/ James R. Kuzemchak
                              Its  Managing  Director

Life Insurance Company of North America
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Department
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest and providing date payable, contact name and telephone number") to:

Morgan Guaranty Trust Company of New York (ABA #0210-0023-8)
BTR/BNF=CUSTZ/AC-99999024/Z
Attention: CUST. SVC. ZANDE & Co.
a/c 35001
Notices
All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

ZANDE & Co.
c/o Life Insurance Company of North America
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Securities Processing, S-206
All notices and communications other than those in respect to payments to be addressed as provided immediately above,
Attention: Private Securities Division, S-307.
In the event that notices/communications are sent by courier (e.g., Federal Express) rather than by regular U.S. Postal Service, the address should be changed to: 900 Cottage Grove Road, Bloomfield, Connecticut 06002.
Name of Nominee in which Notes are to be issued: ZANDE & Co. Taxpayer I.D. Number for ZANDE & Co.: 13-6020804


Accepted as of September 1, 1994:
                         CIGNA Property and Casualty Insurance Company

                         By CIGNA Investments, Inc.


                         By /s/ James R. Kuzemchak
                              Its  Managing  Director

CIGNA Property and Casualty Insurance Company
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Department S-307
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds.

FED ABA #021000021 Chase
NYC/CTR/BNF=CIGNA Private Placements/AC=9009001802
OBI=[Name of Issuer], [PPN Number], [interest rate], [type of Notes], [due date], the amount of interest and/or principal, the amount of any prepayment, the payable date, the originator's contact name and telephone number together with a notice of each payment to:

Chase Manhattan Bank, N.A.
Private Placement Servicing
P. O. Box 1508, Bowling Green Station
New York, New York 10081
Attention: CIGNA Private Placements
Telecopy Number: (212) 552-3107/1005
Notices
All notices and communications, except notice with respect to payment, and written confirmation of each such payment, to be addressed:

CIG & Co.
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Division S-307

Notices with respect to payment, and written confirmation of each such payment, to be addressed:
CIG & Co.
c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Securities Processing, S-206

 CIG & Co.  c/o CIGNA Investments, Inc.
Hartford, Connecticut 06152
Attention: Private Securities Division, S-307

In the event that notices/communications are sent by courier (e.g., Federal Express) or Express Mail rather than U.S. Postal Service, the address should be changed to: 900 Cottage Grove Road,
Bloomfield, Connecticut 06002.
Name of Nominee in which Notes are to be issued: CIG & Co. Taxpayer I.D. Number for CIG & Co.: 13-3574027

Accepted as of September 1, 1994:
                         Pacific Mutual Life Insurance Company


                         By /s/ William R. Schmidt
                              Its  Assistant Vice  President


                         By /s/ Bonnie Chwalek
                              Its  Assistant Vice  President


Pacific Mutual Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92658-9000
Attention: Fixed Income Securities Department
Telephone: (714) 640-3379;
Facsimile: (714) 640-3199
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, $____________
principal and/or $___________ interest") to:

U.S. Trust NYC (ABA #021001318)
Attention: Bond Principal and Interest Collection Department For Pacific Mutual Life Insurance Company A/C Number: 473633 Notices
All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed:

Pacific Mutual Life Insurance Company
Attention: Securities Administration
P.O. Box 9000
Newport Beach, California 92658-9000
With a copy to:

Atwell & Co.
P.O. Box 456, Wall Street Station
New York, New York 10005
Name of Nominee in which Notes are to be issued: ATWELL & CO
Taxpayer I.D. Number: 95-4229487


Accepted as of September 1, 1994:
                         The Minnesota Mutual Life Insurance Company
                         By MIMLIC Asset Management  Company


                         By /s/ Lynne M. Mills
                              Its  Vice President

The Minnesota Mutual Life Insurance Company
400 North Robert Street
St. Paul, Minnesota 55101
Attention: Investment Department
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest") to:

The Federal Reserve Bank of Minneapolis
for the account of: The First Bank National Association  (ABA
#091000022)
Minneapolis, Minnesota

BNF The Minnesota Mutual Life Insurance Company
Account Number 1801-10-00600-4
Notices
All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.
Name of Nominee in which Notes are to be issued: None
Taxpayer I.D. Number: 41-0417830

Accepted as of September 1, 1994:
                         Mutual Trust Life Insurance Company
                         By MIMLIC Asset Management Company


                         By /s/ Lynne M. Mills
                              Its  Vice President

Mutual Trust Life Insurance Company
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota 55101
Attention: Client Administrator
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest") to:

The Northern Trust Company (ABA #071-0001-52)
Chicago, Illinois

for Credit Wire Account Number 5186041000 for further credit to: Mutual Trust Life Insurance Company
Account Number 26-00621
Attention: MBS Department
Notices
All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.
Name of Nominee in which Notes are to be issued: ELL & Co.
Taxpayer I.D. Number: 36-1516780

Accepted as of September 1, 1994:
                         Pioneer Mutual Life Insurance Company
                         By MIMLIC Asset Management Company


                         By /s/ Frederick Feuerherm
                              Its  Vice President

Pioneer Mutual Life Insurance Company
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota 55101
Attention: Client Administrator
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest") to:

Norwest Bank Minnesota (ABA #091-0000-19)
Minneapolis, Minnesota
for further credit to: Trust Clearing Account
Number 0840245, for Pioneer Mutual Life Insurance Company,
Account Number 7P0001006
Notices
All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.
Name of Nominee in which Notes are to be issued: EMSEG & CO.
Taxpayer I.D. Number: 45-0220640

Accepted as of September 1, 1994:
                              Jefferson-Pilot Life Insurance Company

                              By /s/ James E. McDonald
                                   Its  Second Vice  President

Jefferson-Pilot Life Insurance Company
100 North Greene Street
Greensboro, North Carolina 27401
Attention: Securities Administration 3630
Telefacsimile: (910) 691-3025
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest") to:

NationsBank of North Carolina (ABA #053 000 196)
Charlotte, North Carolina
(Greensboro office)
for credit to: Jefferson-Pilot Life Insurance Company
Account Number 020-000-014
Attention: Cathy Crisson (910) 691-3133
Notices
All notices and communications, including notices with respect to payments and written confirmation of each such payment (including name and address of bank transmitting payment), to be addressed as first provided above.
Name of Nominee in which Notes are to be issued: None
Taxpayer I.D. Number: 56-0359860

Accepted as of September 1, 1994:
                              Connecticut Mutual Life Insurance Company


                              By /s/ Lawrence D.  Stillman
                                   Its  Senior  Investment
Officer

Connecticut Mutual Life Insurance Company
140 Garden Street
Hartford, Connecticut 06154
Attention: Private Placements, MS 272
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "International Game Technology, 7.84% Senior Notes due 2004, PPN 459902 A* 3, principal or interest") to:

The Bank of New York (ABA #021000018)
BNF: IOC566
Attention: P&I Department

For: Connecticut Mutual Life Insurance Co.
referencing issuer, interest rate, PPN Number, maturity and breakdown of principal, interest and/or premium
Notices
All notices of payments on or in respect of the Bonds and written confirmation of each such payment to be addressed to:

Connecticut Mutual Life Insurance Company
c/o The Bank of New York
P. O. Box 19266
Attention: P&I Department
Newark, New Jersey 07195
with a copy to:

Connecticut Mutual Life Insurance Company
140 Garden Street
Hartford, Connecticut 06154
Attention: Securities Accounting, Mr. Lewis Leon
All notices and communications other than those in respect to payments (such as annual reports, statements, waivers, amendments) to be addressed as first provided above, with a copy to:

Connecticut Mutual Life Insurance Company
c/o The Bank of New York
P. O. Box 19266
Attention: P&I Department
Newark, New Jersey 07195
Name of Nominee in which Notes are to be issued: Connecticut
Mutual Life Insurance Co. Taxpayer I.D. Number: 06-0304620

Accepted as of September 1, 1994:
                              The Franklin Life Insurance Company

                              By /s/ Daniel C. Leimbach
                                   Its  Vice President


                              By /s/ Elizabeth E. Arthur
                                   Its  Assistant  Secretary

The Franklin Life Insurance Company
Franklin Square
Springfield, Illinois 62713
Attention: Investment Division
Payments
All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "International Game Technology,
7.84% Senior Notes due 2004, PPN 459902 A* 3, principal, premium or interest") to:

Morgan Guaranty Trust Company of New York (ABA #0210-0023-8)
23 Wall Street
New York, New York 10015
Attention: Money Transfer Department
for credit to:

The Franklin Life Insurance Company
Account Number 022-05-988
Notices
All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.
Name of Nominee in which Notes are to be issued: None
Taxpayer I.D. Number: 37-0281650
Institution Identification Number 36362

Principal Amount  Names of Purchasers of Notes to be Purchased
Connecticut General Life Insurance Company1   $25,600,000
Life Insurance Company of North America         3,200,000
CIGNA Property and Casualty Insurance Company   3,200,000
Pacific Mutual Life Insurance Company          20,000,000
The Minnesota Mutual Life Insurance Company    15,000,000
Mutual Trust Life Insurance Company             1,000,000
Pioneer Mutual Life Insurance Company           1,000,000
Jefferson-Pilot Life Insurance Company         13,000,000
Connecticut Mutual Life Insurance Company      12,000,000
The Franklin Life Insurance Company             6,000,000
                              Total          $100,000,000

1To be evidenced by four Notes in the original principal amounts f $12,800,000, $6,400,000, $3,200,000 and $3,200,000,
respectively.

International Game Technology
7.84% Senior Note, Due September 1, 2004
PPN: 459902 A* 3
No.
_________, 19__    $
International Game Technology, a Nevada corporation (the "Company"), for value received, hereby promises to pay to or registered assigns on the first day of September, 2004 the principal amount of Dollars ($____________) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.84% per annum from the date hereof until maturity, payable quarterly on the first day of each September, December, March and June in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 9.84% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Reno, Nevada in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.
     This Note is one of the 7.84% Senior Notes due September 1, 2004 (the "Notes") of the Company in the aggregate principal amount of $100,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of September 1, 1994 (the "Note Agreement"), entered into by the Company with the original Purchasers therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.
     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.
     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.
     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                         International Game  Technology
                         By
                         Its